Exhibit 99.1

Item 6. Selected Financial Data

The following sets forth our selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 2011. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the related notes appearing elsewhere in this Annual Report. ($000's, except per share data)

	2011	2010	2009	2008	2007
Total gross revenues	$318,224	$309,382	$322,509	$337,223	$344,228
Expenses applicable to revenues	(216,661)	(210,404)	(212,037)	(249,494)	(217,982)
Interest and amortization expense	(107,470)	(117,598)	(121,160)	(140,434)	(147,386)
Income (loss) from continuing operations	(23,160)	(6,838)	(131,528)	(15,860)	11,138
Total discontinued operations	(66,618)	(30,572)	(79,744)	12,392	80,791
Net income (loss)	(89,778)	(37,410)	(211,272)	(3,468)	91,929
Net income (loss) attributable to Lexington Realty Trust	(79,584)	(32,960)	(210,152)	2,754	75,249
Net income (loss) attributable to common shareholders	(103,721)	(58,096)	(242,876)	(18,974)	47,155
Loss from continuing operations per common share - basic and diluted	(0.32)	(0.27)	(1.51)	(0.33)	(0.34)
Income (loss) from discontinued operations - basic and diluted	(0.36)	(0.17)	(0.71)	0.05	1.07
Net income (loss) per common share - basic and diluted	(0.68)	(0.44)	(2.22)	(0.28)	0.73
Cash dividends declared per common share	0.47	0.415	0.64	1.17	3.60
Net cash provided by operating activities	180,137	164,751	159,307	230,201	287,651
Net cash provided by (used in) investing activities	(24,813)	(24,783)	111,967	230,128	(31,490)
Net cash provided by (used in) financing activities	(144,257)	(141,189)	(285,207)	(804,637)	38,973
Ratio of earnings to combined fixed charges and preferred dividends	N/A	N/A	N/A	N/A	N/A
Real estate assets, net	2,566,707	2,773,605	3,015,400	3,294,527	3,729,266
Investments in and advances to non-consolidated entities	90,558	72,480	55,985	179,133	226,476
Total assets	3,078,048	3,334,996	3,579,845	4,105,725	5,264,705
Mortgages, notes payable and credit facility, including discontinued operations	1,662,375	1,778,077	2,072,738	2,372,323	3,028,088
Shareholders' equity	1,163,074	1,280,156	1,208,669	1,406,075	960,601
Total equity	1,221,431	1,356,129	1,297,236	1,501,071	1,739,565
Preferred share liquidation preference	322,032	338,760	338,760	363,915	389,000
_________

N/A - Ratio is below 1.0, deficit of $68,930, $48,105, $11,096, $594 and $59,532 exists at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

All years have also been adjusted to reflect the impact of operating properties sold during the six months ended June 30, 2012 and years ended December 31, 2011, 2010, 2009, 2008 and 2007, which are reflected in discontinued operations in the Consolidated Statements of Operations.